Exhibit 99.3

CONCENTRA OPERATING CORPORATION

Unaudited Pro Forma Financial Statements

The following unaudited pro forma financial statements have been prepared to give effect to the acquisition of Em3 Corporation (“Em3”) by Concentra Operating Corporation (the “Company” or “Concentra”). The unaudited pro forma statements of operations and pro forma balance sheet give effect to (i) the acquisition and (ii) the related financings. The unaudited pro forma balance sheet information as of September 30, 2002 has been prepared as if such transactions had occurred on that date, and the unaudited pro forma statements of operations for the nine months ended September 30, 2002 and for the year ended December 31, 2001 have been prepared as if such transactions had occurred at January 1, 2001. The adjustments are described in the accompanying notes.

Concentra Inc., the Company’s parent, issued $30.7 million of consideration to Em3’s equity holders through an exchange of Concentra Inc.’s common stock for certain assets and liabilities of Em3. Also, concurrently with the closing of the acquisition, Concentra Inc., (“Holdings”), contributed the assets and liabilities of Em3 to Concentra Operating Corporation (“Operating”) and subsequently repaid $0.6 million of Em3’s indebtedness to its largest stockholder, Welsh, Carson, Anderson and Stowe (“WCAS”). This acquisition was financed through the use of cash on hand and by drawing down the Company’s existing revolving credit line.

Because the Company is controlled by its primary shareholder, WCAS, and because WCAS also owned approximately a 66% portion of Em3, the acquisition accounting is viewed as a reorganization of entities under common control. Accordingly, the historical costs of Em3’s assets and liabilities have been utilized as if WCAS contributed their 66% interest in Em3 to Concentra at their historical cost. The remaining 34% of Em3 that was acquired by Concentra was accounted for under the purchase method of accounting in accordance with SFAS 141, whereby assets and liabilities are “stepped-up” to fair value; any purchase price in excess of the amounts allocated to identifiable intangible assets acquired will be allocated to goodwill. The purchase price allocation for the Em3 acquisition is preliminary and further refinements are likely to be made in 2003 based on additional information becoming available.

As the acquisition will be accounted for in a manner similar to a pooling, the Company will retroactively restate its historical financial statements to consolidate the historical results of Em3 beginning with the periods the entities were under the control of WCAS, which was 2000. The equity interests of other investors, which is 34% for Em3 will be reflected as a “minority interest” in the Company’s financial statements for periods prior to the date of acquisition. In connection with the acquisition, Concentra expensed approximately $0.1 million in restructuring costs primarily associated with employee severance and facilities consolidation costs. The entire amount will be expensed pursuant to the standards of “Entities Under Common Control” accounting, and is reflective of the proportionate ownership percentage of WCAS as applied to the total amount of restructuring liabilities that occurred in connection with the acquisition. The effects of these restructuring costs have not been included in the unaudited pro forma income statements.

Unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. The unaudited pro forma financial statements with respect to the Em3 acquisition are based upon the respective historical consolidated financial statements of Concentra and Em3 and notes thereto. These unaudited pro forma financial statements do not include, nor do they assume, any benefits from cost savings or synergies of operations of the combined companies. Additionally, the unaudited pro forma income statements do not include restructuring charges expected to be incurred in connection with the acquisition.

The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements of Concentra Operating Corporation and Em3.

CONCENTRA OPERATING CORPORATION

Pro Forma Consolidated Balance Sheets (Unaudited)

As of September 30, 2002

(in thousands)

	Historical		Pro Forma
	Concentra	Em3	Adjustments		Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$10,587	$137	$(25	)(1)	$10,699
Accounts receivable, net	175,569	96	—		175,665
Prepaid expenses and other current assets	43,790	85	(22	)(2),(3)	43,853

Total current assets	229,946	318	(47)		230,217
Property and equipment, net	129,111	1,828	1,555	(3)	132,494
Goodwill and other intangible assets, net	476,401	—	8,804	(3),(4)	485,205
Other assets	54,454	—	(60	)(2)	54,394

Total assets	$889,912	$2,146	$10,252		$902,310

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Revolving credit facility	$6,000	$25	$(25	)(5)	$6,000
Current portion of long-term debt	4,114	—	—		4,114
Accounts payable and accrued expenses	114,245	331	338	(6)	114,914

Total current liabilities	124,359	356	313		125,028
Long-term debt, net	501,678	—	—		501,678
Deferred income taxes and other liabilities	83,745	—	730	(3)	84,475
Fair value of hedging arrangements	34,779	—	—		34,779

Total liabilities	744,561	356	1,043		745,960
Stockholder’s equity:
Common stock	—	—	—		—
Preferred stock	—	20,500	(20,500	)(7)	—
Paid-in capital	233,858	—	43,815	(8)	277,673
Treasury stock	—	(10)	10	(8)	—
Retained deficit	(88,507)	(18,700)	(14,116	)(8)	(121,323)

Total stockholder’s equity	145,351	1,790	9,209		156,350

Total liabilities and stockholder’s equity	$889,912	$2,146	$10,252		$902,310

See accompanying notes to pro forma consolidated financial statements.

CONCENTRA OPERATING CORPORATION

Pro Forma Consolidated Statements of Operations (Unaudited)

For the Nine Months Ended September 30, 2002

(in thousands)

	Historical		Pro Forma
	Concentra	Em3	Adjustments	Consolidated
Revenue:
Health Services	$347,545	$174	$—	$347,719
Network Services	168,653	—	—	168,653
Care Management Services	225,577	—	—	225,577

Total revenue	741,775	174	—	741,949
Cost of Services:
Health Services	287,307	4,624	—	291,931
Network Services	103,750	—	—	103,750
Care Management Services	201,525	—	—	201,525

Total cost of services	592,582	4,624	—	597,206

Total gross profit	149,193	(4,450)	—	144,743
General and administrative expenses	77,103	1,261	—	78,364
Amortization of intangibles	2,709	—	—	2,709

Operating income (loss)	69,381	(5,711)	—	63,670
Interest expense, net	48,335	(23)	—	48,312
Loss on change in fair value of hedging arrangements	8,896	—	—	8,896
Loss on early retirement of debt	7,381	—	—	7,381

Other, net	1,301	—	—	1,301

Income (loss) before income taxes	3,468	(5,688)	—	(2,220)
Provision for income taxes	1,443	—	—	1,443

Net income (loss)	$2,025	$(5,688)	$—	$(3,663)

See accompanying notes to pro forma consolidated financial statements.

CONCENTRA OPERATING CORPORATION

Pro Forma Consolidated Statements of Operations

For the Year Ended December 31, 2001 (Unaudited)

(in thousands)

	Historical		Pro Forma
	Concentra	Em3	Adjustments	Consolidated
Revenue:
Health Services	$441,981	$3	$—	$441,984
Network Services	185,267	—	—	185,267
Care Management Services	228,315	—	—	228,315

Total revenue	855,563	3	—	855,566
Cost of Services:
Health Services	361,422	6,975	—	368,397
Network Services	110,187	—	—	110,187
Care Management Services	200,166	—	—	200,166

Total cost of services	671,775	6,975	—	678,750

Total gross profit	183,788	(6,972)	—	176,816
General and administrative expenses	81,098	2,339	—	83,437
Amortization of intangibles	15,741	—	—	15,741
Unusual charges	546	—	—	546
Charges for acquisition of affiliate	5,519	—	—	5,519

Operating income (loss)	80,884	(9,311)	—	71,573
Interest expense, net	66,669	(230)	—	66,439
Loss on change in fair value of hedging arrangements	13,602	—	—	13,602
Loss of acquired affiliate, net of tax	5,833	—	—	5,833
Other, net	743	—	—	743

Income (loss) before income taxes	(5,963)	(9,081)	—	(15,044)
Provision for income taxes	3,757	—	—	3,757

Net income (loss)	$(9,720)	$(9,081)	$—	$(18,801)

See accompanying notes to pro forma consolidated financial statements.

CONCENTRA OPERATING CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(dollars in thousands)

Pro Forma Adjustments:

Pro forma consolidated balance sheet adjustments (1) through (8) below assume that the acquisition occurred as of September 30, 2002. No adjustments to the pro forma consolidated statements of operations were necessary to conform with reorganization of entities under common control. No allocation of identifiable intangible assets was assumed at January 1, 2001, as Em3 was in the initial portion of their development stage at that time. Certain amounts in the Em3 historical statements of operations have been reclassified to conform to classifications used by Concentra.

(1)	To adjust for the utilization of the Company’s cash on hand and cash acquired from Em3 to retire the revolving promissory note.

(2)	To eliminate intercompany balances.

(3)	To adjust to the fair value of Em3’s fixed assets, identifiable intangible assets and related deferred taxes.

(4)	To record the historical value of WCAS’ proportionate equity investment in Em3’s intangible assets and excess purchase price and to adjust to the fair value of Em3’s intangible assets and the excess purchase price in accordance with the reorganization of entities under common control accounting discussed herein. This adjustment includes the recognition of $0.3 million of other identified intangible assets, including customer and provider contracts.

(5)	To record the repayment of Em3’s revolving promissory note.

(6)	To eliminate intercompany balances of approximately $0.1 million and to adjust for anticipated transaction costs of approximately $0.4 million.

(7)	To record the elimination of Em3 preferred stock.

(8)	To record the proceeds from the issuance of Concentra’s common stock, net of the historical value of WCAS’ proportionate equity investment in Em3’s intangible assets and excess purchase price in accordance with the reorganization of entities under common control accounting discussed herein.